Exhibit 99.1

The Street Effects 1-for-10 Reverse Stock Split

NEW YORK, April 26, 2019 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today announced that the Company’s previously announced 1-for-10 reverse stock split of the Company’s common stock (the “Common Stock”) became effective today prior to the opening of trading on Nasdaq, and that the Common Stock will begin trading on a split-adjusted basis at the opening of trading today under the new CUSIP number 88368Q 202. The reverse stock split follows the Company’s recently completed special cash distribution of $1.77 per share of Common Stock, which was paid to stockholders earlier this week.

As a result of the reverse stock split, each 10 shares of issued Common Stock were converted into one share of Common Stock. The reverse stock split affected all stockholders uniformly and did not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split resulted in any of the Company’s stockholders owning a fractional share. Shareholders will receive cash in lieu of any fraction of a share that they would have otherwise been entitled to receive as a result of the reverse stock split. The reverse stock split reduced the number of shares of outstanding Common Stock from approximately 53.3 million to approximately 5.3 million. The number of authorized shares of Common Stock under the Company’s Restated Certificate of Incorporation has been proportionately reduced from 100 million shares to 10 million shares.

American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, is acting as the exchange agent in connection with the reverse stock split. Shareholders holding Common Stock in certificated form will receive instructions from the transfer agent on how to surrender the certificates representing the pre-split shares in exchange for the new book-entry shares in electronic form. Shareholders who hold their shares electronically or in street name are not required to take any action to effect the exchange of their shares.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company's flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timing and effectiveness of the reverse stock split and the Company’s plans, objectives, expectations and intentions with respect to the reverse stock split. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.